Interface Announces Proposed Offering of $300 Million of Senior Notes Due 2028
ATLANTA, Nov. 9, 2020 /PRNewswire/ -- Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company, today announced that it intends to offer, subject to market and other considerations, $300 million aggregate principal amount of senior unsecured notes due 2028 (the “Notes”). The company intends to use the net proceeds from the offering to pay down a portion of its revolving credit facility and outstanding term loans.
The Notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), any state securities laws or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States absent registration or pursuant to an exemption from, or in a transaction not subject to, registration. The Notes will be offered and sold only to persons reasonably believed to be "qualified institutional buyers" in accordance with Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.
This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
About Interface
Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements in this new release include the Company’s proposal to sells its Notes and its plans for the net proceeds of such offering. Such statements are subject to the risks that the offering of the Notes may not close, whether due to market conditions or otherwise, or that the net proceeds of the offering may be less than anticipated.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.